As filed with the Securities and Exchange Commission on May 22, 2018

Registration No. 333-215206

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVACARE CORPORATION
(Exact name of Registrant as specified in its charter)

Ohio		95-2680965
(State or other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
One Invacare Way Elyria, Ohio 44035
(Address of Principal Executive Offices, including Zip Code)

INVACARE CORPORATION 2013 PERFORMANCE PLAN
(Full Title of the Plan)

Anthony C. LaPlaca
Senior Vice President and General Counsel
Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
(440) 329-6000

(Name, address and telephone number, including area code,
of agent for service)
Copy to: Douglas A. Neary Kristofer K. Spreen Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 (216) 622-8200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the

Securities Act.	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (“Post-Effective Amendment”) is filed in order to deregister certain common shares, without par value (“Common Shares”), issuable under the Invacare Corporation 2013 Equity Compensation Plan, as amended (the “2013 Plan”), which Common Shares were registered under a Registration Statement on Form S-8 (File No. 333-215206) filed by Invacare Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and effective on December 21, 2016 (the “Prior Registration Statement”).

At the Annual Meeting of Shareholders of the Registrant held on May 17, 2018, the Registrant’s shareholders approved the Invacare Corporation 2018 Equity Compensation Plan (the “2018 Plan”), which provides, among other things, that Common Shares available for awards under the 2013 Plan upon shareholder approval of the 2018 Plan, and any Common Shares covered by an award under the 2013 Plan or the Company’s 2003 Performance Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award, shall become available for issuance or transfer under the 2018 Plan. As of May 17, 2018, there were 1,001,423 Common Shares that were available for awards under the 2013 Plan, or that were forfeited or remained unpurchased or undistributed upon termination or expiration of awards under the 2013 Plan, that are now available for issuance under the 2018 Plan (such shares, the “Carried Forward Shares”).

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register for issuance under the 2018 Plan (1) the Carried Forward Shares and (2) 1,800,000 additional Common Shares. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Carried Forward Shares may not be issued under the 2013 Plan, and to deregister the Carried Forward Shares under the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elyria, State of Ohio, on this 22nd day of May, 2018.

INVACARE CORPORATION

By:	/s/ Kathleen P. Leneghan
Kathleen P. Leneghan
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated as of May 22, 2018.

Signature	Title

/s/ Matthew E. Monaghan	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Matthew E. Monaghan

/s/ Kathleen P. Leneghan	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Kathleen P. Leneghan

/s/ Susan H. Alexander	Director
Susan H. Alexander

/s/ Barbara W. Bodem	Director
Barbara W. Bodem

/s/ Marc M. Gibeley	Director
Marc M. Gibeley

/s/ C. Martin Harris, M.D.	Director
C. Martin Harris, M.D.

/s/ Clifford D. Nastas	Director
Clifford D. Nastas

/s/ Baiju R. Shah	Director
Baiju R. Shah

/s/ Petra Danielsohn-Weil	Director
Petra Danielsohn-Weil